UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 1, 2003

Date of Report (date of earliest event reported)

SAGENT TECHNOLOGY, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-25315	94-3225290
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
Incorporation or organization)

800 W. El Camino Real, Suite 300

Mountain View, CA 94040

(Address, including zip code, of principal executive offices)

(650) 815-3100

(Registrant’s telephone number, including area code)

Item 2.	Acquisition or Disposal of Assets.

Effective October 1, 2003, Sagent Technology, Inc. (“Sagent”), a Delaware corporation and Group 1 Software, Inc. (“Group 1”), a Delaware corporation, completed Group 1’s acquisition of substantially all of the assets of Sagent (the “Asset Sale”) pursuant to the terms of an Asset Purchase Agreement, dated April 15, 2003, between Group 1 and Sagent (the “Asset Purchase Agreement”). The aggregate consideration received by Sagent at the closing was comprised of $5.6 million in cash. In addition, Group 1 assumed $7.4 million in secured loans and accrued interest payable to Group 1 under the Bridge Loan (as defined below). At closing, Group 1 retained a $4.0 million holdback amount in the Asset Sale. The final consideration is subject to adjustment based upon finalization of Sagent’s balance sheet as of the closing date. Under the terms of the Asset Purchase Agreement, Sagent retained certain assets and liabilities in connection with the transaction, including certain cash and cash equivalents, retained assets, goodwill and certain retained liabilities.

Upon closing of the asset sale, significant related non-recurring charges aggregating approximately $1.6 million were incurred. The amounts due will be paid out of net proceeds from the sale. The amounts due consist of post-closing bonuses payable to key officers and Director and Officer Liability insurance.

Following the closing of the Asset Sale, certain of Sagent’s officers, including Arthur Parker, Vice President and General Manager of Sales for Europe, Middle East and Africa and Stephen Walden, Vice President and General Manager of Sales for Centrus, have terminated their employment with Sagent and become employees of Group 1.

The parties completed the Asset Sale following a special meeting of Sagent’s shareholders on September 30, 2003, whereby the holders of a majority of Sagent’s common stock approved the Asset Sale and the subsequent liquidation and dissolution of Sagent pursuant to the Plan of Complete Liquidation and Dissolution (the “Plan”). The Plan provides for the orderly liquidation of Sagent’s remaining assets following the closing of the Asset Sale, the winding-up of Sagent’s business affairs, distribution of its assets and the dissolution of Sagent.

In the special meeting, the shareholders also approved to amend and restate the certificate of incorporation to remove its corporate name “Sagent” within 180 days following consummation of the Asset Sale.

Bridge Loan

On April 15, 2003, Sagent and Group 1 entered into a fully secured bridge loan evidenced by a Secured Promissory Note in the Principal amount of $5.0 million, a Note Purchase Agreement, a Security Agreement and a Pledge Agreement (the Bridge Loan Document). Concurrent with the signing of the Bridge Loan Document, Group 1 and Sagent entered into an Asset Purchase Agreement. Subject to the terms and conditions of the Asset Purchase Agreement, Group 1 would pay up to $17.0 million in exchange for substantially all of Sagent’s assets and the assumption of specified liabilities. Under the terms of the Bridge Loan, Group 1 agreed to lend Sagent an additional $2.0 million after the approval of the Asset Purchase Agreement by Group 1’s board of directors on May 16, 2003. Sagent received the additional $2.0 million from Group 1 on May 16, 2003. On July 31, 2003, Group 1 agreed to extend the due date of the existing loan to Sagent from July 31, 2003 to September 30, 2003 and to increase the borrowing limit of the loan from $7.0 to $9.0 million. No additional advances were taken against the additional borrowing as of September, 30, 2003.

Item 7.	Financial Statements and Exhibit.

(b)	Pro Forma Financial Information.

The pro forma financial information will be furnished on or before December 1, 2003, upon the finalization of the balance sheet as of the closing of the Asset Sale to Group 1.

(c)	Exhibit.

2.1	Asset Purchase Agreement dated April 15, 2003 between Sagent Technology, Inc. and Group 1 Software Inc. filed as Exhibit 5.1 to the Current Report on Form 8-K filed with SEC on April 17, 2003 and incorporated herein by reference.

2.2	Plan of Complete Liquidation and Dissolution of Sagent filed as Annex B to the Definitive Proxy filed with SEC on August 14, 2003 and incorporated herein by reference.

This Current Report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended. The forward-looking statements contained herein involve risks and uncertainties, including those relating to the liquidation, dissolution and wind-up of Sagent. For more information about Sagent and risks arising when investing in or holding shares of Sagent, investors are directed to Sagent’s most recent filings with the Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAGENT TECHNOLOGY, INC. a Delaware corporation

Dated: October 15, 2003	By:	/s/ Patricia Szoka

Patricia Szoka Chief Accounting Officer